Exhibit 10.1

Private & Confidential

Dated	2025

FGR BOGOSO PRESTEA LIMITED	(1)

AND

BLUE GOLD HOLDINGS LIMITED	(2)

AGREEMENT

for the sale and purchase of the Mampon gold
mine in Ghana

www.gowlingwlg.com

CONTENTS

Clause	Heading	Page

1	DEFINITIONS AND INTERPRETATION	2
2	SALE AND PURCHASE OF THE FIRST TRANCHE SALE SHARES	10
3	CONDITIONS TO FIRST TRANCHE COMPLETION	11
4	CONSIDERATION FOR THE FIRST TRANCHE SALE SHARES	12
5	FIRST TRANCHE COMPLETION	12
6	INTERIM PERIOD	12
7	THE OPTION	13
8	RIGHT OF FIRST REFUSAL	13
9	WARRANTIES	14
10	ANNOUNCEMENTS AND CONFIDENTIALITY	15
11	PRESERVATION OF RIGHTS	16
12	NOTICES	16
13	ENTIRE AGREEMENT	17
14	ALTERATIONS	18
15	SEVERABILITY	18
16	COUNTERPARTS	18
17	PAYMENT OF COSTS	18
18	SUCCESSORS, ASSIGNS AND THIRD PARTY RIGHTS	18
19	APPLICABLE LAW AND SUBMISSION TO JURISDICTION	19
20	ADDRESS FOR SERVICE	19
21	DELIVERY OF AGREEMENT	19
SCHEDULE 1		20
WARRANTIES		20
SCHEDULE 2		24
FIRST TRANCHE COMPLETION PROVISIONS		24
SCHEDULE 3		25
TERMS OF THE OPTION		25
SCHEDULE 4		26
CONDUCT DURING THE INTERIM PERIOD		26
SCHEDULE 5		29
PROVISIONS FOR THE PROTECTION OF THE SELLER		29

i

Agreed Form documents

Disclosure Letter (including Disclosure Documents index)

Directors’ resignations

Certified copies of Buyer/Seller board resolutions

THIS AGREEMENT is made on	2025

BETWEEN:

(1)	FGR BOGOSO PRESTEA LIMITED, a private limited liability company incorporated in Ghana with registered number CS249932018 whose registered office is at One Airport Square, Accra, Ghana (“Seller”);

(2)	BLUE GOLD HOLDINGS LIMITED, a private limited liability company incorporated in England and Wales with registered number 15271309 whose registered office is at Office One, 1 Coldbath Square, London, EC1R 5HL (“Buyer”).

WHEREAS

(A)	The Seller is the holder of the Licence.

(B)	The Seller has agreed to procure the incorporation of the Company Group in accordance with this Agreement and, as part of such incorporation, to procure the transfer of the Licence to the Licence-Holding Company.

(C)	Conditional on completion of the incorporation of the Company Group and the transfer of the Licence to the Licence-Holding Company, the Buyer has agreed to buy and the Seller has agreed to sell the First Tranche Sale Shares in consideration of $15,000,000 to be satisfied by the issue and allotment to the Seller of the First Tranche Consideration Shares.

(D)	In addition the Seller has agreed to grant to the Buyer an option to acquire the Option Shares at the Option Price to be satisfied by the issue and allotment to the Seller of the Second Tranche Consideration Shares.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

Agreed Documents	this Agreement and all the Agreed Form documents referred to in it;

Agreed Form	in a form which has been agreed by or on behalf of the relevant parties to the document in question and initialled by or on behalf of them for identification;

Anti-Corruption Laws	means applicable laws or regulations concerning bribery, corruption or similar activities (with or without the involvement of Government Officials) including the Bribery Act 2010 as may be amended from time to time and including any rules and regulations made thereunder and any other laws or regulations similar to the foregoing that are applicable in Ghana, or any of the jurisdictions in which the parties to this Agreement are incorporated or conduct business;

Business Day	any day, other than a Saturday, Sunday or public holiday in the Cayman Islands or Ghana, when banks are open for business;

Buyer’s Group	the Buyer, any Holding Company of the Buyer and any subsidiary or subsidiary undertaking of the Buyer (including, for these purposes after Second Tranche Completion, the Company) and any subsidiary or subsidiary undertaking of any Holding Company of the Buyer from time to time and references to “any member of the Buyer’s Group” shall be construed accordingly;

BGL	Blue Gold Limited, a company registered in the Cayman Islands with Company number 405190 having is registered office at 94 Solaris Avenue, Grand Cayman, Cayman Islands, KY1-1108;

BGL Shares	the ordinary shares of US$0.0001 each in the capital of BGL (and each a BGL Share);

Buyer’s Solicitors	Gowling WLG (UK) LLP of 4 More London Riverside, London SE1 2AU, England;

CA 2006	the Companies Act 2006;

Company	a special purpose vehicle to be incorporated for the purpose of holding the Licence (indirectly) through the Licence- Holding Company;

Company Group	means the Company, the Licence-Holding Company and any subsidiary or subsidiary undertaking of the Company from time to time, and references to a member of the Company Group shall be construed accordingly;

Confidential Information	all information and records whether or not recorded (including accounts, business plans and financial forecasts, Tax records, correspondence, designs, drawings, manuals, specifications, customer, sales and supplier information, technical or commercial expertise, software, formulae, processes, trade secrets, methods, knowledge and know- how) and which are not in the public domain;

Conditions	shall have the meaning set out in clause 0

Contracts Act	the Contracts (Rights of Third Parties) Act 1999;

Disclosure Documents	the documents annexed to the Disclosure Letter, an index of all such documents being attached to the Disclosure Letter;

Disclosure Letter	the Agreed Form letter of the same date as this Agreement from the Seller to the Buyer disclosing matters in relation to the Warranties (to the extent Fairly Disclosed) which has been delivered to the Buyer on or prior to the execution of this Agreement and which includes the Disclosure Documents;

Enactment

any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision;

Encumbrance	a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, retention of title arrangement, assignment by way of security or other third party right, interest (by way of security or otherwise), claim of any kind, or other preferential arrangement having similar effect or other security interest (or an agreement or commitment to create any of them);

Environment	(a)	land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

	(b)	water, including coastal and inland waters, surface waters, ground waters and water in drains and sewers;

	(c)	air, including air inside buildings and in other natural and man-made structures above or below ground; and

	(d)	any and all living organisms or systems supported by those media, including humans;

Environmental Claim	any claim, notice of violation, prosecution, demand, action, official warning, abatement, dispute resolution proceedings, any voluntary action approved by any Environmental Regulatory Authority, any enquiry or investigation by any Environmental Regulatory Authority or other order or notice (conditional or otherwise) relating to any Environmental Matters or Environmental Liabilities or requiring compliance with the terms of any Environmental Licence or Environmental Law;

Environmental Damage	any pollution, contamination, degradation, damage or injury caused by, related to or arising from or in connection with the presence, generation, use, handling, processing, treatment, storage, transportation, release, spillage, emission, leaking, pumping, injection, deposit, disposal, discharge, leaching, migration or any other form of movement into or through the Environment or into or out of any property, of any Relevant Substance;

Environmental Laws	all applicable laws (including all or any Enactment, common law, rule, regulation, direction, decision of the court, bye- law, code of practice, circular, guidance note, statutory guidance, order, notice, demand or official guideline of any Environmental Regulatory Authority) in force in any relevant jurisdiction at any time up to and including the date of this Agreement to the extent that they relate to or concern the protection of the Environment, energy efficiency, climate change and/or the conditions of the workplace and worker health and safety or they regulate, control or prohibit the generation, use, handling, emission, transportation, storage, treatment or disposal of any substance or any noise, vibration, odour, light or radioactivity or have as a purpose the provision of remedies or compensation for Environmental Damage, or any loss arising therefrom or the condition, protection, maintenance, remediation, reinstatement, restoration of the Environment or any part of it;

Environmental Liabilities	any Losses (including remedial, removal, response, abatement, clean-up, investigative and monitoring costs), which are incurred by, asserted against or imposed on a person as a result of or in connection with:

	(a)	any actual or alleged violation of or non-compliance with Environmental Laws (including the failure to procure or violation of any Environmental Licence required by Environmental Laws); or

	(b)	any circumstance which may give rise to an Environmental Claim or Remedial Works (whether ordered by any Environmental Regulatory Authority or in respect of works reasonably carried out to avoid the risk of liability under Environmental Law); or

	(c)	the withdrawal or refusal of any Environmental Licences or any requirement by any Environmental Regulatory Authority to suspend or stop the whole or any part of the business of the Buyer or Licence- Holding Company under or pursuant to Environmental Laws (and for the avoidance of doubt this shall include loss of profits and any other direct or indirect losses arising from any interruption or cessation of business operations); or

	(d)	any upgrading, replacement or alteration of any plant or equipment, or any other expenditure, required in order to achieve continued compliance with Environmental Laws and/or conditions of any Environmental Licences (including any Environmental Laws or conditions of Environmental Licences expressed or proposed to come into force after the date of this Agreement); or

	(e)	any Environmental Damage;

Environmental Licence	any permit, licence, authorisation, consent, agreement,registration, notification, exemption or other approval obtained or which ought to have been obtained under any Environmental Law at any time by the Licence-Holding Company or in relation to the business carried on by the Licence-Holding Company (including any condition or requirement thereof as modified from time to time) in order to carry out its operations;

Environmental Matters	includes:

	(a)	any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any Relevant Substance;

	(b)	nuisance, noise, defective premises, health and safety at work or elsewhere; and

	(c)	the pollution, conservation or protection of the Environment whether relating to man or any living organism supported by the Environment or any other matter affecting the Environment;

Environmental Regulatory Authority	any person (including any Relevant Authority, Government department or Government agency or body, the Environmental Agency, local authorities or the Health & Safety Executive or their respective equivalents in any jurisdiction in question) having regulatory powers and/or authority at law and/or any court of law or tribunal in relation to the Environment or Environmental Laws;

Environmental Reporting Requirements	any and all reporting requirements relating to Environmental Matters pursuant any legislation relevant to the Licence-Holding Company or any Environmental Licences;

Execution Date	means:

(a) the date this agreement is executed by all parties; or

(b) where this agreement is executed by way of counterparts, the date by which all counterparts have been exchanged;

Fairly Disclosed	facts, matters or other information disclosed in such a manner and with sufficient detail as to enable the Buyer to understand the nature, scope and impact on the Company Group of the fact, matter or information concerned;

First Tranche Completion	completion of the sale and purchase of the First Tranche Sale Shares by the performance by the parties of their respective obligations under clause 5 and Schedule 2;

First Tranche Completion Date	the date of First Tranche Completion;

First Tranche Sale Shares	such number of Ordinary Shares representing 50% of the entire issued share capital of the Company;

First Tranche Consideration Shares	such number of new BGL Shares to be issued and allotted to the Seller in satisfaction of the Purchase Price at First Tranche Completion equal to 750,000 but subject to adjustment in accordance with Clause 4.2; provided that the total number of First Tranche Consideration Shares shall not be less than 750,000 nor more than 1,500,000;

Government Official	means any official, representative, agent or employee of any government, any political party or any official or representative of a government or political party, any candidate for political office, any official or employee of any public international organisation, or immediate relative (spouse, partner, co-habitee, son, daughter, or parent) of any of the foregoing;

Guarantee	any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken directly or by way of counter-indemnity by a person to secure or support the obligations (actual or contingent) of any third party;

Holding Company	a holding company as defined by section 1159 CA 2006 or a parent undertaking as defined by section 1162 CA 2006;

Interim Period	the period from (and including) the Execution Date up to (and including) the earlier of (i) the Option Completion Date (ii) the date on which the Buyer gives written notice to the Seller that it does not intend to exercise the Option (iii) the date on which the Buyer exercises its rights under clause 9; and (iii) the date of termination of this agreement in accordance with its terms;

Licence	the mining licence for the Mine;

Licence Area	the area within the boundaries of the Licence where exploration or mining activities may be conducted from time to time;

Licence-Holding Company	means a wholly-owned subsidiary of the Company incorporated in Ghana to hold legal title to the Licence and any related rights and permits;

Long Stop Date	the date falling 6 calendar after the Execution Date (or such later date as may be agreed between the parties in writing);

Losses	any liabilities, responsibilities, claims, losses, costs (including legal and other professional costs, on a full indemnity basis), expenses (including legal and out of pocket expenses), damages, charges, demands, assessments, liens, penalties and fines, in each case together with any tax thereon;

Mine	the Mampon gold mine in Ghana;

Mining Rights	all interests, rights (including prospecting, exploration and mining) and obligations under the Licence and any other interest (including Surface Rights) to which the Licence- Holding Company is entitled in respect of the Licence Area

Official Requirement	any Enactment, ordinance, pact, decree, treaty, code, directive, order, rule, notice or official published plan or policy with legal or actual force in any geographical area and/or over any class of persons;

Option	the option granted by the Seller to the Buyer for the Buyer to acquire the Option Shares in accordance with the provisions of clause 7 and Schedule 3;

Option Price	the aggregate price payable by the Buyer to the Seller on exercise of the Option as calculated in accordance with Schedule 3;

Option Shares	such number of Ordinary Shares representing 50% of the entire issued share capital of the Company;

Ordinary Shares	the ordinary shares in the capital of the Company;

Purchase Price	$15,000,000 to be satisfied by the issue and allotment to the Seller of the First Tranche Consideration Shares as adjusted pursuant to Clause 4.2;

Relevant Authority	any person or authority (including any nation, national or local governmental or international organisation and any subdivision or agency or executive arm of any of them, any court or judicial officer, any regulatory or supervisory body or any securities exchange) with legal or de facto power to impose and/or enforce compliance with any Official Requirement;

Relevant Breach	any event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of, any of the Warranties;

Relevant Substance	any substance (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste which is capable of causing harm or damage to the Environment;

Remedial Works	any measures to investigate, monitor, remove, remedy, clean up, abate, contain, prevent, treat, mitigate or ameliorate the presence or effect on the Environment of any pollution or contamination including the removal, treatment and disposal of material (including any Relevant Substance);

Hive-Out Plan	means a written plan setting out the proposed corporate entities, jurisdictions of incorporation, constitutional documents, directors and share capital, and the sequencing of steps to establish the Company Group and implement the Licence Transfer.

Sale Shares	together the First Tranche Sale Shares and the Option Shares;

Sanctions	any laws or regulations relating to economic or financial sanctions, export controls, trade embargoes or restrictive measures imposed, administered or enforced from time to time by a Relevant Authority;

Second Tranche Consideration Shares	the new BGL Shares to be issued and allotted to the Seller on exercise of the Option;

subsidiary	a subsidiary as defined by section 1159 CA 2006 or a subsidiary undertaking as defined by section 1162 CA 2006;

Surface Rights	all those rights required over land, including access rights, to enable the Licence-Holding Company to exploit its Mining Rights

Tax	(a) all forms of tax, levy, duty, charge, impost, contribution, withholding or other amount whenever created or imposed and payable to or imposed by any Tax Authority; and

(b) all charges, interest, penalties and fines incidental or relating to any Tax falling within paragraph (a) above or which arise as a result of the failure to pay any Tax on the due date or to comply with any obligation relating to Tax;

Tax Authority	any revenue, customs, fiscal, governmental, statutory, state, provincial, authority, body or person in any jurisdiction which is responsible for the administration and/or collection of Tax;

Vesting Date	the date upon which the Option vests, being the first anniversary of the Execution Date;

VWAP Price	the volume-weighted average price of BGL’s common stock listed on the Nasdaq Stock Market for the ninety (90) consecutive trading days ending on (and including) the trading day immediately prior to the one on which the Buyer exercises the Option, as reported by Bloomberg or such other reputable data source as may be agreed by the parties; and

Warranties	the warranties contained in Schedule 1.

1.2	In this Agreement unless the context otherwise requires:

(a)	references to a clause or Schedule are to a clause of, or a schedule to, this Agreement, references to this Agreement include its Schedules and references in a Schedule or part of a Schedule to a paragraph are to a paragraph of that Schedule or that part of that Schedule;

(b)	references to this Agreement or any other document or to any specified provision in any of them are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with their respective terms or, as the case may be, with the agreement of the relevant parties;

(c)	words importing the singular include the plural and vice versa, words importing a gender include every gender;

(d)	references to persons include individuals, trusts, body corporates, corporations, partnerships, governments, agencies of state or undertakings and other unincorporated associations or bodies of persons (whether or not having a legal personality and irrespective of the jurisdiction in which they are incorporated or exist);

(e)	any reference to a party is to a party to this Agreement named at its start, and includes its permitted assignees, and successors in title;

(f)	the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(g)	a person is “connected” with another person if he is so connected within the meaning of sections 1122 and 1123 the Corporation Tax Act 2010 or section 993 Income Tax Act 2007;

(h)	a reference to any Enactment shall include:

(i)	any provision which it has re-enacted (with or without modification) or modified; and

(ii)	that Enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date of this Agreement,

but any such changes taking effect after the date of this Agreement shall not impose additional liabilities or obligations on any of the parties or (except as specified in clause 15) deprive any of them of any right, in each case under this Agreement;

(i)	references to books, records or other information include paper, electronically or magnetically stored data, film, microfilm, and information in any other form and references to “writing” or “written” include any other method of reproducing words in a legible and non-transitory form; and

(j)	references to a company include any company, corporation, or body corporate wherever incorporated or established.

1.3	The contents table and the descriptive headings to clauses, schedules and paragraphs in this Agreement (and notes in brackets describing the subject matter of any Enactment) are inserted for convenience only, have no legal effect and shall be ignored in interpreting this Agreement.

1.4	References in this Agreement to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include whatever most closely approximates in that jurisdiction to the English legal term.

1.5	References in this Agreement to times of day are (unless otherwise specified) to London time.

2	SALE AND PURCHASE OF THE FIRST TRANCHE SALE SHARES

2.1	Subject to the Conditions, the Seller shall sell to the Buyer free from Encumbrances and the Buyer (relying, as the Seller acknowledges, on the warranties, undertakings, covenants and indemnities of the Seller referred to or contained in the Agreed Documents) shall purchase from the Seller the First Tranche Sale Shares.

2.2	The First Tranche Sale Share shall be sold and purchased together with all rights and benefits attached or accruing to them at First Tranche Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Company on or after First Tranche Completion).

2.3	The Buyer shall not be obliged to complete the purchase of any of the First Tranche Sale Share unless the purchase of all the First Tranche Sale Share is completed simultaneously.

2A	IMPLEMENTATION OF THE HIVE-OUT

2A.1	The Seller shall procure the incorporation of the Company, Licence-Holding Company and such other members of the Company Group as are reasonably required for the purposes of holding the Licence and related assets, in such jurisdictions as may be agreed in writing between the parties (each acting reasonably).

2A.2	Prior to incorporating any member of the Company Group or effecting the Licence Transfer, the Seller shall:

(a)	deliver the Hive-Out Plan to the Buyer in Agreed Form;

(b)	consult with the Buyer in good faith on the structuring and implementation of the Hive-Out Plan; and

(c)	consider in good faith any reasonable comments made by the Buyer on the Hive-Out Plan.

2A.3	The Seller shall not implement the Hive-Out Plan (or any material deviation from it) without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed.

2A.4	The Seller shall ensure that:

(a)	until First Tranche Completion, the Company Group is wholly owned by the Seller;

(b)	the constitutional documents of each member of the Company Group are in Agreed Form; and

(c)	the initial directors and share capital structure of each member of the Company Group are in a form acceptable to the Buyer (acting reasonably).

2A.5	The Seller shall procure that the Licence is transferred to the Licence-Holding Company in accordance with applicable law and all Official Requirements.

2A.6	The Seller shall provide to the Buyer, promptly upon request, copies (certified where appropriate) of all incorporation documents, constitutional documents and board/shareholder resolutions of each member of the Company Group and all documents relating to the Licence Transfer.

3	CONDITIONS TO FIRST TRANCHE COMPLETION

3.1	First Tranche Completion shall be conditional on the following:

(a)	The Seller having incorporated the Company Group in accordance with Clause 2A;

(b)	The Seller having transferred the Licence to the Licence-Holding Company in accordance with applicable law and all Official Requirements (Licence Transfer);

(c)	all and any approvals required to be obtained from any Relevant Authority to:

(i)	the Licence Assignment; and

(ii)	the acquisition by the Buyer of the Sale Shares;

(d)	the due execution of an extension of the Licence for an additional period of 30 years from the date of its current expiry being 17 October 2026, in a form acceptable to the Buyer (acting reasonably); and

(e)	the each member of the Company Group having adopted new constitutional documents, and put in place a share capital structure, initial shareholders and directors in a form acceptable to the Buyer,

(together the Conditions).

3.2	In the event that the Conditions have not been satisfied or (to the extent possible) waived by the Buyer by the Long Stop Date the Buyer shall have the right, in its sole discretion, to terminate this agreement with immediate effect by giving written notice to the Seller. Upon such termination, neither party shall have any further liability or obligation to the other in pursuant to this agreement, except in respect of any liability arising from a prior breach.

3.3	Each party must use all reasonable endeavours to satisfy the Conditions as expeditiously as possible and in any event by the Long Stop Date, including using all reasonable endeavours to procure that any relevant third party carries out any act that is required to satisfy a Conditions

3.4	Without limiting the parties obligations under clause 3.3, the parties must co-operate to seek the relevant approvals from the Relevant Authoriites to satisfy the Condition in clauses 3.1(c) and 3.1(d) as soon as possible following the Execution Date.

4	CONSIDERATION FOR THE FIRST TRANCHE SALE SHARES

4.1	The consideration for the First Tranche Sale Shares shall be $15,000,000, to be satisfied by the issue and allotment of the First Tranche Consideration Shares in accordance with Clauses 4.2 and 4.3.

4.2	At First Tranche Completion the Buyer shall procure that BGL issues and allots 750,000 new BGL Shares to the Seller.

4.3	Following the expiry of the ninety (90) consecutive trading days immediately after the First Tranche Completion Date, the number of First Tranche Consideration Shares shall be adjusted as follows:

(a)	if the VWAP Price over that period is less than $20.00 but not less than $10.00, the Buyer shall procure the issue and allotment of such additional number of BGL Shares to the Seller as is necessary to ensure that the aggregate value of the First Tranche Consideration Shares (calculated by reference to the VWAP Price) equals $15,000,000;

(b)	if the VWAP Price is equal to or greater than $20.00, no additional shares shall be issued and the First Tranche Consideration Shares shall remain 750,000;

(c)	if the VWAP Price is less than $10.00, the maximum number of First Tranche Consideration Shares to be issued shall be 1,500,000, and the Seller shall have no right to any further shares or consideration.

5	FIRST TRANCHE COMPLETION

5.1	First Tranche Completion shall take place at the Company’s registered office (or at such other place as the parties may agree, or remotely) on the First Tranche Completion Date when all (but not part only unless the parties shall so agree) of the business set out in Schedule 2 shall be transacted and the parties agree the matters contained in Schedule 2.

5.2	Following compliance with the provisions of Schedule 2, the Buyer shall procure that BGL shall issue and allot to the Seller (or as the Seller shall direct) the First Tranche Consideration Shares to the Seller fully paid.

6	INTERIM PERIOD

6.1	The provisions set out in Schedule 4 shall apply during the Interim Period and the Seller shall promptly notify the Buyer in writing of any event, matter or circumstance which constitutes or may reasonably be expected to constitute a breach of any of the undertakings or obligations set out in Schedule 4, including sufficient detail to enable the Buyer to make an informed assessment of the nature, scope and impact of the breach (or anticipated breach).

7	THE OPTION

7.1	The Seller hereby grants to the Buyer the Option in the terms set out in Schedule 4.

7.2	The Option may be exercised at any time during the Option Period in respect of all (but not part) of the Option Shares by the Buyer giving not less than twenty Business Days’ notice in writing to the Seller of the date on which the Option Shares are to be transferred (Exercise Notice).

7.3	Once lodged, a notice given under Clause 7.2 shall be irrevocable save with the consent of the Seller.

7.4	Completion of the sale and purchase of the Option Shares (Option Completion) pursuant to the exercise of the Option shall take place at the registered office of the Company (or such other location as may be agreed upon by the Seller and the Buyer) on the date specified in the Exercise Notice (Option Completion Date) when the Buyer shall procure that BGL allots to the Seller the Second Tranche Consideration Shares

7.5	At Option Completion the Seller shall:

(i)	deliver to the Buyer a transfer in respect of the Option Shares duly executed in favour of the Buyer (or as the Buyer may direct) together (where appropriate) with the share certificate(s) representing the Option Shares in the name of the Seller or a lost share certificate indemnity if appropriate;

(ii)	the Seller shall procure the removal of any director or directors appointed by it to the board of directors of each member of the Company Group;

(iii)	the Seller shall pay all amounts (if any) owed by it to each member of the Company Group.

7.6	Thereafter, the Seller shall take all such other steps as the Buyer may reasonably require to vest the Option Shares in the Buyer or such other person as the Buyer may nominate.

7.7	The Option Shares sold by the Seller pursuant to the exercise of the Option shall be sold together with all rights conferred thereon and free from all Encumbrances or other adverse interests, rights, equities, claims or potential claims of any description.

7.8	The Option will lapse if it has not been exercised by the Seller on or before the last day of the Option Period and the Seller shall have no rights or claim against the Buyer or any other person in respect of the Option lapsing at such time.

8	RIGHT OF FIRST REFUSAL

8.1	Notwithstanding the grant of the Option and the provisions of clause 7 the Seller at any time prior to the Vesting Date may sell all (but not some of) the Option Shares to a third party provided that the provisions of this clause 8 are complied with.

8.2	If the Seller desires to sell, assign, transfer or otherwise dispose of all the Option Shares to a proposed purchaser (Third Party), from whom the Seller has received a bona fide cash offer, it must first:

(a)	offer to sell the Option Shares to the Buyer on the same price and on the same terms as are offered by the Third Party; and

(b)	give a notice (Transfer Notice) on the same day to the Buyer.

8.3	A Transfer Notice:

(a)	must specify the number of Option Shares offered for sale (Option Sale Shares) (which may only be all the Option Shares);

(b)	must specify the proposed price (and denomination) of each Option Sale Share (Transfer Price);

(c)	must specify the other terms of sale of the Option Sale Shares;

(d)	must specify the name of the proposed Third Party;

(e)	must include a copy of the bona fide written offer that it has received from the Third Party;

(f)	must be accompanied by any original share certificates, or duly executed indemnities for any lost share certificates, for the Option Sale Shares;

(g)	must authorise the Company to act as exclusive agent of the Seller in connection with the sale of the Option Sale Shares to the Buyer on the terms specified in the Transfer Notice; and

(h)	must be copied to the Company.

8.4	A Transfer Notice may only be withdrawn with the consent of the Buyer.

8.5	Within 10 Business Days after receiving a Transfer Notice (Acceptance Period) (Day 10), the Buyer must give notice to the Seller (with a copy to the Company) stating whether it accepts or rejects, in full, the offer made to it in the Transfer Notice.

8.6	Subject to the provisions of this clause 8, at any time after the expiry of the Acceptance Period (or earlier written notice by the Buyer that it would not be accepting the offer in the Transfer Notice), but prior to the Vesting Date, the Seller may (but is not obliged to) agree to sell the Option Sale Shares to the Third Party at a price per Option Sale Share not less than the Transfer Price of the Option Sale Share and otherwise on terms which are no more favourable to the Third Party than those offered to the Buyer as set out in the Transfer Notice provided that the terms on which the Third Party is to acquire the Option Sale Shares will include an obligation (if so requested in writing by the Buyer during the Acceptance Period) to acquire all of the Ordinary Shares held by the Buyer at the time of the Transfer Notice.

8.7	If the Seller does not agree to dispose of all the Option Sale Shares to the Third Party within the period and on the terms described in clause 8.6, it may not dispose of the Option Sale Shares without again complying with the provisions of this clause 8.

9	WARRANTIES

9.1	In consideration of the Buyer entering into this Agreement the Seller warrants to the Buyer (subject to clause 9.5) as at the date of this Agreement in the terms set out in Schedule 1 and shall repeat the Warranties on First Tranche Completion (provided, however, when the warranties are repeated on the First Tranche Completion, references to the Mine shall be construed as referring to each member of the Company Group).

9.2	Any statement in Schedule 1 is qualified as being made “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or any similar expression has been so qualified after the Seller has made all due diligent and careful enquiries.

9.3	The Seller covenants to pay to the Buyer an amount equal to any Losses which the Buyer incurs or suffers in any way, directly or indirectly, arising from, in connection with or relating to any breach of the Warranties in paragraphs 2.1, 2.2 and 2.3 of Schedule 1.

9.4	The undertaking set out in clause 9.3 shall not be qualified by anything contained in or referred to in this Agreement or the Disclosure Letter.

9.5	Except as provided in clause 9.4, the Warranties are qualified to the extent, but only to the extent, of those matters Fairly Disclosed in the Disclosure Letter.

9.6	Each of the paragraphs in Schedule 1:

(a)	shall be construed as a separate and independent warranty; and

(b)	except as expressly provided otherwise in this Agreement, shall not be limited by reference to any other paragraph in Schedule 1, or by any other provision of any Agreed Document,

and the Buyer shall have a separate claim and right of action in respect of every Relevant Breach.

9.7	The rights and remedies conferred on the Buyer under this Agreement:

(a)	are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Buyer in respect of any Relevant Breach (including the right to damages for any loss or additional loss suffered by the Buyer);

(b)	shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Buyer may before First Tranche Completion or Option Completion (as the case maybe) have had actual, constructive or imputed knowledge of the matter giving rise to the claim (subject to clause 9.5); and

(c)	shall not be affected or limited by any investigation made by or on behalf of the Buyer into any member of the Company Group, the Seller or the Licence or any report thereon prepared at the instance of or made available to the Buyer (subject to clause 9.5).

9.8	The Warranties shall not in any respect be extinguished or affected by First Tranche Completion or by Option Completion.

10	ANNOUNCEMENTS AND CONFIDENTIALITY

10.1	Except as expressly required by any Official Requirement or by any Relevant Authority, all announcements or circulars by, for or on behalf of any of the parties and relating to any matter provided for in any Agreed Document shall be in a form approved in writing by the parties in advance of issue.

10.2	Each party shall (without limit in time, but subject to clause 10.4) keep and procure to be kept secret and confidential all Confidential Information:

(a)	belonging to any other party; or

(b)	disclosed or obtained as a result of the discussions and negotiations leading to the execution of, or the performance of, this Agreement,

and shall neither use nor disclose any such Confidential Information except for the purposes of the proper performance of this Agreement or with the prior written consent of the other party.

10.3	The parties may disclose Confidential Information to an employee, consultant, adviser, agent or insurer to the extent necessary for the performance of this Agreement, provided that the disclosure is made subject to obligations equivalent to those set out in this Agreement. Each party shall use its best endeavours to procure that any such employee, consultant, adviser or agent complies with all those obligations. Each party shall be responsible to each other party in respect of any disclosure or use of any of that other party’s Confidential Information by a person to whom disclosure is made.

10.4	The obligations of confidentiality in this clause 10 do not extend to any Confidential Information which the party that wishes to disclose or use can show:

(a)	is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement;

(b)	was in that party’s written records prior to the date of this Agreement and not subject to any obligations as to confidentiality;

(c)	was independently disclosed to that party by a third party entitled to disclose it; or

(d)	is required or requested to be disclosed under any Official Requirement or by any Relevant Authority.

10.5	In this clause 10, disclosure includes disclosure in writing or by any other means.

11	PRESERVATION OF RIGHTS

11.1	The rights and remedies of the Buyer in respect of this Agreement or any other Agreed Document shall not be diminished, waived or extinguished by the granting of any indulgence, forbearance or extension of time by the Buyer to any other party nor by any failure to ascertain or exercise, or any delay in ascertaining or exercising, any such rights or remedies.

11.2	Any waiver of any right, obligation or remedy under, or compliance with or breach of any provision of, this Agreement must be expressly stated in writing to be such a waiver, must specify the right, remedy, obligation, provision or breach to which it applies and must be signed by (or by an authorised signatory on behalf of) the party providing the waiver.

11.3	If the Buyer waives any right, obligation or remedy under, or compliance with or breach of any provision of this Agreement, it can still enforce that right, obligation or provision or claim that remedy subsequently and that waiver shall not be deemed to be a waiver of any subsequent breach of that or any other provision or of any other right, obligation or remedy.

12	NOTICES

12.1	Except as otherwise provided in this Agreement, every notice under this Agreement must be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the intended recipient as the addressee and:

(a)	it is delivered by being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary);

(b)	it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee’s authorised address (as defined below);

(c)	the envelope containing the notice is properly addressed to the addressee at the addressee’s authorised address and duly posted by the recorded delivery service (or by international recorded post if overseas); or

(d)	the notice is duly transmitted to the addressee’s email address,

and, in proving the service of any such notice, it shall be conclusive evidence to prove that the notice was duly given within the meaning of this clause 12.1.

12.2	A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of clause 12.1(c) unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.

12.3	If a party serves any notice or other communication by hand delivery, by leaving in the letterbox, or by post in accordance with Clauses 12.1(a) to 12.1(c), then such party shall use all reasonable endeavours to also send the relevant notice or other communication by email at or about the same time to the receiving party’s nominated email address (or such other email address as notified in accordance with Clause 12.6); provided, however, service shall be effective if delivery is validly made by hand, by leaving in the letterbox, or by post in accordance with this Clause 12, whether or not the accompanying email copy is received.

12.4	For the purposes of this clause 12 the authorised address and e-mail address of:

(a)	the Seller shall be the Seller’s address as set out in this Agreement and for the purposes of any notices being transmitted by e-mail:

mark.green@blueinternational.com,

(b)	Buyer shall be the address of its registered office for the time being, and for the purposes of any notices being transmitted by e-mail:

acavaghan@bluegoldmine.com,

or in each case to such other address or e-mail address as the relevant party shall notify to the other party for this purpose, provided that any such notice of new address or e-mail address shall take effect no sooner than two Business Days after it has been given and received in accordance with this Agreement.

12.5	Any notice duly given within the meaning of clause 12.1 shall be deemed to have been both given and received:

(a)	if it is delivered in accordance with clauses 12.1(a) or 12.1(b), on that delivery; and

(b)	if it is duly posted or transmitted in accordance with clause 12.1(c) or clause 12.1(d) by any of the methods specified in any such clause, on the second (or, when sent by airmail, fifth) Business Day after the day of posting or (in the case of a notice transmitted by e-mail) at the time of sending or (if that transmission is not made during normal working hours on a Business Day, being between 9.00am to 5.30pm local time) at 9.00 a.m. local time on the next Business Day.

12.6	A party may notify the other of a change to its address (including email address) for service, and the new address shall take effect from the date specified in the notice (or if none, five Business Days after deemed receipt).

12.7	For the purposes of this clause 12 “notice” shall include any request, demand, instruction, communication or other document.

13	ENTIRE AGREEMENT

13.1	The Agreed Documents constitute the entire agreement between the parties in relation to the sale and purchase of the Sale Shares and other matters covered by them and supersede any previous agreement, arrangement or understanding between the parties, whether written or oral, in relation to those matters, which shall cease to have any further effect.

13.2	The parties acknowledge that the Agreed Documents have not been entered into wholly or partly in reliance on, nor has either party been given, any warranty, statement, promise or representation by the other or on its behalf other than as expressly set out in the Agreed Documents.

13.3	Nothing in this Agreement excludes any remedy or liability for fraud, fraudulent concealment or fraudulent misrepresentation.

14	ALTERATIONS

No purported alteration or variation of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by the Buyer and the party whose rights or obligations under this Agreement are affected by the alteration.

15	SEVERABILITY

15.1	Each provision of this Agreement is severable and distinct from the others. The parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is held to be or at any time becomes to any extent invalid, illegal or unenforceable for any reason under any Enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue to be effective and their validity, legality and enforceability shall not be affected as a result, subject to the operation of this clause not negating the commercial intent and purpose of the parties under this Agreement. The proviso to clause 1.2(h) shall be read subject to this clause 15.1.

15.2	If any provision of this Agreement is illegal or unenforceable because any period or area specified in it exceeds that permitted by a Relevant Authority, that provision shall take effect with the minimum modification necessary to make it valid, effective and acceptable to that Relevant Authority subject to that modification not negating the commercial intent of the parties under this Agreement.

16	COUNTERPARTS

16.1	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute an original of this Agreement, but all the counterparts together constitute the same Agreement. No counterpart shall be effective until each party has duly executed at least one counterpart.

16.2	Delivery of a copy of this Agreement together with an executed signature page of a counterpart in AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect (subject to clause 21) as delivery of an executed counterpart of this Agreement.

17	PAYMENT OF COSTS

17.1	Each party shall be responsible for its own legal and other costs incurred in relation to the negotiation, preparation and completion of each of the Agreed Documents and all other relevant documents.

18	SUCCESSORS, ASSIGNS AND THIRD PARTY RIGHTS

18.1	This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

18.2	Except as provided in clause 18.3, no party (nor any other person entitled to enforce rights under this Agreement) may assign the benefit of any rights under this Agreement.

18.3	The Buyer may (i) assign; and (ii) in the case of clause 18.3(b) only, charge or otherwise grant security over all or any of its rights under this Agreement (including in respect of the Warranties) to and/or in favour of:

(a)	any other member of the Buyer’s Group; and/or

(b)	any lender by way of security for any borrowings or other indebtedness of the Buyer’s Group from time to time,

without the consent of any other party to this Agreement, provided that:

(c)	if any assignee pursuant to clause 18.3(a) at any time ceases to be a member of the Buyer’s Group, any rights under this Agreement which have been assigned to it shall be assigned to, or made the subject of a trust in favour of, the Buyer or another member of the Buyer’s Group; and

(d)	in the event that any assignment, charging and/or grant of security occurs, the liability of the Seller under this Agreement shall be no greater than it would have been had such assignment, charging and/or grant of security not occurred.

Following any assignment permitted by this clause 18, all references in this Agreement to the Buyer shall be deemed to include the Buyer’s assigns.

19	APPLICABLE LAW AND SUBMISSION TO JURISDICTION

19.1	This Agreement and any claims, disputes or proceedings arising out of or threatened in connection with it (whether contractual or non-contractual in nature, including claims in tort or for breach of any Official Requirement) shall be governed by and construed in accordance with English law.

19.2	All disputes or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English Courts, to which the parties irrevocably submit.

19.3	This Agreement is drawn up in English and if it is translated into any other language, the English language text shall prevail.

20	ADDRESS FOR SERVICE

20.1	The Seller (“appointor”) irrevocably authorises and appoints the Seller’s Solicitors (or such other firm of solicitors resident in England as an appointor may subsequently nominate for itself from time to time by notice in writing to the Buyer) to accept on such appointor’s behalf service of all legal process arising out of or connected with this Agreement.

20.2	Service of any such process on the person for the time being authorised under clause 20.1 to accept it on behalf of an appointor shall be deemed to be service of that process on that appointor.

21	DELIVERY OF AGREEMENT

The parties do not intend this Agreement to be delivered by, or to become legally binding on, any of them until the date of this Agreement is written at its head, notwithstanding that one or more of them may have executed this Agreement prior to that date being inserted.

IN WITNESS of the above the parties have executed this Agreement as a deed on the date set out at the head of this Agreement.

SCHEDULE 1

WARRANTIES

1	INFORMATION

1.1	All facts and circumstances relating to the Mine and the Licence which could materially and adversely affect the prospects of the Mine have been Fairly Disclosed in the Disclosure Letter.

1.2	All information contained in the Disclosure Letter, and all replies to written enquiries raised by the Buyer or its professional advisers with the Seller or the Seller’s professional advisers in relation to the Mine or its affairs, assets or liabilities are true and accurate in all material respects and there is no other fact, matter or circumstance which renders any such information misleading.

1.3	All information contained in the Disclosure Letter, and all replies to written enquiries raised by the Buyer or its professional advisers with the Seller or the Seller’s professional advisers in relation to the Licence are true and accurate in all material respects and there is no other fact, matter or circumstance which renders any such information misleading.

2	THE SALE SHARES AND THE SELLER

2.1	The Seller has full power to enter into and perform this Agreement which constitutes binding obligations on the Seller in accordance with its terms.

2.2	All the Sale Shares (which together represent the whole of the issued share capital of the Company) are fully paid or are properly credited as fully paid.

2.3	The Seller is the sole legal and beneficial owner of all the Sale Shares free from Encumbrances.

2.4	The transfer to the Buyer of unrestricted legal title to the Sale Shares is not prevented or invalidated by and will not be in breach of:

(a)	any Enactment (or any action taken by any person in accordance with any Enactment); or

(b)	any provision of the Company’s constitution.

3	ENVIRONMENTAL MATTERS

3.1	The Mine:

(a)	complies and has at all times complied with all Environmental Laws and Environmental Licences;

(b)	there are no conditions, facts or circumstances which could reasonably be expected to result in any Environmental Licence being revoked, suspended, amended, varied, withdrawn or not renewed; and

(c)	is not and is not likely to be required by any Environmental Licence or any Environmental Law or as the result of any Environmental Claim to incur any expenditure which is material in the context of the business of the Mine or to desist from taking any action which might have a material adverse effect on the Mine’s financial condition.

3.2	None of the Environmental Licences necessary to operate the Mine are subject to review within the period of three years of the date of this Agreement.

3.3	There are included in the Disclosure Letter copies of all Environmental Licences and all orders, notices, directions, applications, appeals, amendments and reports and any other communications in the Seller’s possession relating to or in connection with any Environmental Licence.

3.4	So far as the Seller is aware, there are no facts or circumstances which may give rise to any Environmental Liabilities.

3.5	No Environmental Claim is pending or has been made or threatened against the Mine or any of its past or present directors, secretary or senior employees in their capacity as such or any occupier of any property at any time owned or leased by the Mine and the Seller does not have any reason to believe that the Mine or any of its officers has or is likely to have any liability in relation to Environmental Matters.

3.6	No Relevant Substance has been deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, used, collected, sorted or produced at any time, or is present in the Environment (whether or not on property owned, leased, occupied or controlled by the Mine) in circumstances which could result in an Environmental Claim against the Mine or which would entitle any Relevant Authority to bring an Environmental Claim against the Mine or which would have a material adverse effect on the use or value of any property owned, leased, occupied or controlled by the Mine or in respect of the Licence.

3.7	There are included in the Disclosure Letter complete copies of all reports or disclosures required to be made pursuant to the Environmental Reporting Requirements.

3.8	The Mine has not given or received any warranties or indemnities or other agreement in respect of any Environmental Laws or Environmental Licences.

4	LITIGATION, OFFENCES AND PROCESSES

4.1	The Mine is nor has it since incorporation been engaged in any litigation (whether criminal or civil), arbitration, reference of any dispute or disagreement to an expert or any alternative dispute resolution process and there are no facts or circumstances which may give rise to any such litigation, arbitration, reference or alternative dispute resolution process and there is no unsatisfied judgment is outstanding against the Mine.

4.2	The Mine is conducting and has at all times conducted its business in all material respects in accordance with all applicable laws and Official Requirements.

4.3	The Mine has no liability (direct or vicarious) arising from any violation of any law or Official Requirement of any jurisdiction nor from any ruling penalty or sanction which could adversely affect the business or financial condition of the Mine nor in particular from any violation of any Enactment relating to Tax, consumer protection, employment, or industrial or labour relations.

4.4	The Mine is not, nor has it ever been, party to or concerned in any agreement, arrangement, understanding or practice which constitutes a breach of any term or condition of any licence, authorisation, appointment, code or similar instrument applicable to the Mine or its business.

5	ANTI-CORRUPTION MEASURES AND SANCTIONS

5.1	So far as the Seller is aware, the Mine has engaged in any activity or conduct that has resulted or would reasonably be expected to result in a violation of:

(a)	any Anti-Corruption Laws; and/or

(b)	any applicable laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar applicable laws or regulations in other jurisdictions.

5.2	The Mine has in place adequate procedures designed to ensure continued compliance with Anti- Corruption Laws.

5.3	Neither the Seller nor any of its Associated Persons:

(a)	is currently subject to any Sanctions;

(b)	is located, organised or resident in a country or territory that is the target of comprehensive territory-wide Sanctions; or

(c)	is engaged (either directly or indirectly) in any dealings or transactions with any person, entity, assets or project targeted by, or located in any country or territory that is the target of, Sanctions.

6	EFFECT OF THIS AGREEMENT

6.1	The execution and delivery of, and compliance with the terms of, this Agreement and the transactions contemplated by this Agreement does not and will not:

(a)	conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement, instrument, licence, permission or consent to which the Mine or the Seller is a party or any provision of the Articles of Association of the Seller or any lease, contract, order, judgment, award, injunction, regulation or other Encumbrance, restriction or obligation of any kind or character by which or to which the Seller is bound or subject;

(b)	relieve any person from any obligation to the Mine (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Mine or to exercise any right whether under an agreement with or otherwise in respect of the Mine; or

(c)	result in any present or future indebtedness of the Mine becoming due or capable of being declared due and payable prior to its stated maturity.

7	MINING RIGHTS

7.1	All conditions applicable to the Mining Rights have been complied with in all material respects.

7.2	The Mining Rights were executed and have been registered or application for registration has been made in accordance with the laws of Ghana and so far as the Seller is aware, fully comply with the laws of Ghana.

7.3	So far as the Seller is aware, no event has occurred and is subsisting or, is about to occur which constitutes or would constitute a material default under, or result in the acceleration by reason of default of, any material obligations under any of the Mining Rights or which constitutes or would constitute an event enabling any Mining Rights to be terminated.

7.4	All payments due from the Mine under or in respect of any of the Mining Rights have been paid in full or will be paid in full within the prescribed time, except as fairly disclosed in the Disclosure Letter..

7.5	The Seller is not aware of any pending or threatened action, suit, claim or proceeding against the Mine or the Seller before any court, governmental or administrative agency or body or arbitrator or any likely cause of any such action, suit, claim or proceeding which, if successful, would limit or suspend in any material way or revoke, cancel or cause not to be renewed the Mining Rights.

8	SURFACE RIGHTS

8.1	So far as the Seller is aware, there are no surface title rights, surface occupancy rights or mining titles which might materially impair the Mine’s utilisation of its property, rights and interests under the Mining Rights other than owned by private landowners.

8.2	The Seller expects the Mine to receive and, if necessary, to judicially enforce all material wayleaves, easements, rights of way and other similar surface rights necessary to allow the Mine’s full enjoyment of all rights and interests under the Mining Rights as and when such material wayleaves, easements, rights of way and other similar surface rights are required.

8.3	So far as the Seller is aware, the judicial enforcement of all material wayleaves, easements, rights of way and other similar surface rights required for construction of the Licence are not likely to cause a delay to the timeline for construction as set out in the Placing Announcement.

8.4	The Mine has access to all land required for the construction of the Licence and for at least ten years of the Mine’s operations as set out in the Mine’s life of mine plan.

SCHEDULE 2

FIRST TRANCHE COMPLETION PROVISIONS

Part 1

FIRST TRANCHE COMPLETION OBLIGATIONS

1	SELLER’S OBLIGATIONS

1.1	On First Tranche Completion, in accordance with clause 5, the Seller shall:

(a)	deliver to the Buyer (to the extent not previously delivered or provided):

(i)	certified copies of incorporation and constitutional documents for each member of the Company Group;

(ii)	evidence of registration of the Licence in the name of the Licence-Holding Company (or, where registration is pending due to statutory timing, official filing receipt and an irrevocable undertaking to deliver the definitive evidence of registration promptly upon receipt)

(iii)	a transfer in respect of the First Tranche Sale Shares duly executed and completed in favour of the Buyer or as the Buyer may direct;

(iv)	a duly executed power of attorney or other authorities under which the above transfer has been executed and certified copies of the minutes recording the resolution of the Board of Directors of the Seller authorising the sale of the First Tranche Sale Shares and the execution of the transfer in respect of them;

(v)	all share certificates in respect of the First Tranche Sale Shares (or an indemnity in a form approved by the Buyer in respect of any missing share certificate); and

(vi)	any other documents required to give a good title to, and to enable the Buyer or the Buyer’s nominee(s) to become the registered holders of, the First Tranche Sale Shares.

(b)	cause all stock transfers executed in accordance with paragraph 1.1(a) above to be resolved to be registered (subject only to their being duly stamped if necessary) notwithstanding any provision to the contrary in the Articles of Association of the Company;

2	BUYER’S OBLIGATIONS

2.1	The Buyer shall on First Tranche Completion duly execute and deliver to the Seller those of the Agreed Documents requiring to be executed and delivered by the Buyer;

3	JOINT OBLIGATIONS

3.1	The parties shall join in procuring that at or before First Tranche Completion all existing bank mandates in force for any member of the Company Group shall be altered (in such manner as the Buyer shall at Completion require);

SCHEDULE 3

TERMS OF THE OPTION

Option Period	The Option will vest and become exercisable on the Vesting Date and shall remain exercisable for a period of 6 calendar months
Option Price

The price at which the option may be exercised (to be adjusted in accordance with paragraph 4 of Schedule 4), to be calculated based on the volume of measured and indicated (“M&I”) gold and copper resources of the Company, confirmed in accordance with NI 43-101 standards, above the initial 300,000 oz of gold, and subject to the following principles and caps:

Gold (capped at 6Moz M&I)

• Base: $25/oz

•  +$10/oz if avg. grade > 2 g/t or

•  + $15/oz if avg. grade > 3 g/t

•  +$3/oz if PFS completed

• +$2/oz if Environmental Permit required for construction in place (may be paid as deferred consideration if EMP has been completed and application is pending)

Copper (capped at 4Mt M&I) Base: $35/t

•  +$10/t if grade > 1.5% or +$15/t if grade > 2%

•  +$3/t if PFS completed

•  +$2/t if Environmental Permit required for construction in place (may be paid as deferred consideration if EMP has been completed and application is pending) The volume and grade of M&I resources will be confirmed by an independent Qualified Person (as defined by NI 43-101) acceptable to both parties.

The volume and grade of M&I resources will be confirmed by an independent Qualified Person (as defined by NI 43-101) acceptable to both parties.

If no additional M&I resources are discovered by the exercise of the Option, then the Exercise Price will be $1.

Satisfaction of Option Price	The Option Price shall be satisfied by the issue and allotment to the Seller (or as the Seller shall direct) of such number of BGL Shares as is equal to the Option Price divided by the VWAP Price.

SCHEDULE 4

CONDUCT DURING THE INTERIM PERIOD

1.	At all times during the Interim Period, the Seller shall not, without the consent of the Buyer (to be given or withheld in its absolute discretion):

a.	Take any action which may impair the Licence or have an adverse effect of the rights of any member of the Company Group;

b.	dispose of, or agree to dispose of, the Licence or any rights thereunder;

c.	vary the terms on which it holds the Licence;

d.	allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares;

e.	pass a resolution of its members;

f.	appoint a person as a director of any member of the Company Group other than in accordance with the Hive-Out Plan;

g.	incur any capital expenditure;

h.	enter into any arrangement for the borrowing of any money;

i.	make a loan or cancel, release or assign any indebtedness owed to it or any claims held by it;

j.	enter into a lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms;

k.	declare or pay a dividend or make any other distribution of its assets;

l.	provide any non-contractual benefit to any Director, Employee or Worker (or any of their dependants);

m.	employ or engage (or offer to employ or engage) any person;

n.	create any Encumbrance over any of its assets or its undertaking;

o.	give a financial or performance guarantee, or any similar security or indemnity;

p.	commence, settle or agree to settle any legal proceedings relating to the Business, or otherwise concerning any member of the Company Group;

q.	pay any management charge to the Seller (or any member of the Seller’s Group);

r.	incur a liability to the Seller (or any member of the Seller’s Group), other than trading liabilities incurred in the normal course of the Business; or

s.	take any action for the winding up of any member of the Company Group.

2.	During the Interim Period, the Seller shall provide Buyer with monthly reports in writing, and such other updates as reasonably requested, containing all material information relating to the Licence, including (but not limited to):

a.	metres drilled during the reporting period and cumulatively;

b.	volumes and grades of gold and copper resources identified;

c.	expenditure incurred (in USD), including a breakdown by activity;

d.	status and progress of any pre-feasibility study (PFS);

e.	status of environmental permits and related submissions;

f.	any material developments in community relations, land access, or social licence; and

g.	any other information reasonably requested by Buyer in relation to the operations, exploration campaign, or permitting process.

3.	During the Interim Period the Buyer and the Seller shall each be entitled to appoint 2 directors as their nominees on the Board and the maximum number of directors on the Board will be 4;

4.	The Seller shall be solely responsible for funding 100% of the Company Group’s general and administrative expenses, operating costs, and capital expenditures, including but not limited to development, permitting, and exploration costs required to expand the resource base of the Licence, all such funding to be made by way of cash contributions to the relevant members of Company Group in return for interest free loans, the repayment of which will be netted off the Option Price in other words they will be settled in Consideration Shares. In the event that the Option Price is set at $1.00 in accordance with Schedule 3 then the loans will be cancelled by the Seller or capitalised and any outstanding third-party supplier costs will be paid by the Seller. The Buyer reserves the right to adjust the consideration to offset any third-party debt in any member of the Company Group at the Option Completion.

5.	As soon as reasonably practicable after the Execution Date, the Seller shall, at its own cost and expense, take all steps necessary to ensure that:

a.	all Environmental Licences and other material permits, consents and authorisations required in connection with the Mine and the Company Group’s operations are current, valid, in full force and effect and not subject to any pending suspension, revocation, withdrawal, amendment or material variation;

b.	all statutory, regulatory and contractual payments in respect of the Licence, the Mining Rights, the Environmental Licences and any other material authorisations (including without limitation rents, royalties, taxes, governmental charges, filing and renewal fees) have been duly paid and discharged;

c.	any breaches, defaults or instances of non-compliance with applicable laws, regulations or Official Requirements (including Environmental Laws) that are known to the Seller as at the Execution Date or arise during the Interim Period have been fully remedied;

d.	all reporting, filing, notification and disclosure requirements in respect of the Licence, the Mining Rights, the Environmental Licences and any other material authorisations have been complied with and are up to date; and

e.	written evidence of such remediation, payment and compliance is provided to the Buyer promptly upon request.

SCHEDULE 5

PROVISIONS FOR THE PROTECTION OF THE SELLER

1.	GENERAL

1.1.	This schedule limits the liability of the Seller in relation to any claim by the Buyer in respect of a Relevant Breach save that, unless expressly provided, the provisions of this Schedule 5 shall not apply to paragraphs 2.1, 2.2 or 2.3 of Schedule 1.

1.2.	Nothing in this schedule applies to a claim by the Buyer in respect of a Relevant Breach that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers.

1.3.	In this schedule “Substantiated Claim” means a claim for a Relevant Breach in respect of which liability is admitted by the party against whom that claim for a Relevant Breach is brought, or which has been finally determined by a court of competent jurisdiction.

2.	FINANCIAL LIMITS

2.1.	The liability of the Seller for all Substantiated Claims when taken together shall not exceed a sum equal to $15,000,000.

2.2.	The Seller shall not be liable for a claim in respect of a Relevant Breach unless:

(a)	the amount of a Substantiated Claim (together with any connected Substantiated Claims) exceeds $5,000; and

(b)	the amount of all Substantiated Claims either individually or when taken together exceeds $500,000, in which case the whole amount shall be recoverable by the Buyer (and not just the excess).

For the purposes of this paragraph 2, a Substantiated Claim is connected with another Substantiated Claim if such claims arise from the same facts, events or circumstances.

3.	TIME LIMITS

The Seller is not liable for a claim in respect of a Relevant Breach, summarising the nature of the claim and an estimate of the amount claimed (in each case so far as it is then known to the Buyer and as far as is reasonably practicable) in any other case, within the period of two years beginning with the First Tranche Completion Date.

4.	GENERAL LIMITATIONS

No claim in respect of a Relevant Breach shall be made by the Buyer against the Seller and the Seller shall have no liability to the Buyer for any claim arising out of a Relevant Breach in respect of any matter or liability which arises as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement.

EXECUTION PAGES

SIGNED as a DEED on behalf of FGR	)
BOGOSO PRESTEA LIMITED, by	)
)
Director	)
	)	(sign here)
in the presence of:

(witness signature)

(name)

(address)

(occupation)

SIGNED as a DEED on behalf of BLUE	)
GOLD HOLDINGS LIMITED by	)
)
Director	)
	)	(sign here)
in the presence of:

(witness signature)

(name)

(address)

(occupation)